Exhibit 10.2

OUTSOURCING AGREEMENT

This OUTSOURCING AGREEMENT (this “Agreement”) is entered into as of [                    ] 2005 between FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC, a California limited liability company (including, for the avoidance of doubt, the Division (as defined below), “FARES”), and FIRST ADVANTAGE CORPORATION, a Delaware corporation (“FADV”).

W I T N E S S E T H :

WHEREAS, First American CREDCO, a division of FARES (the “Division”), has previously entered into that certain Marketing and Support Agreement, effective as of June 26, 2000, with RESdirect LLC, a wholly-owned subsidiary of the RELS companies (“RESdirect”), attached hereto as Exhibit A (as amended, supplemented or restated from time to time, the “Support Agreement”), whereby FARES agreed to sell credit reports to customers of RESdirect and provide certain other services described therein to RESdirect;

WHEREAS, the Division has previously entered into that certain Service Bureau Agreement, effective as of November 1, 1998, with RELS, LLC, a Delaware limited liability company (“RELS”), attached hereto as Exhibit B (as amended, supplemented or restated from time to time, the “Service Bureau Agreement”), whereby FARES agreed to provide certain services described therein to RELS;

WHEREAS, the Division and RELS Reporting Services LLC, a wholly-owned subsidiary of RELS (“RRS”), are parties to an oral agreement (the “RRS Services Agreement”) which provides that (a) the Division will manage the business operations of RRS, including, without limitation, daily operation and financial reporting and the activities described on Exhibit C, (b) the Division will, through its networks and systems (electronic or otherwise) order credit reports and related products and services from the credit report repositories and other entities involved in assessing the credit worthiness of individuals (including, without limitation, Fair Isaac Corporation) on behalf of RRS and its customers using the subscriber codes of Foothill Capital or one of its affiliates, including, without limitation, Wells Fargo Bank N.A. (collectively, the “Wells Entities”), (c) the Division, if required, will format and/or merge such credit reports and related products and services (based on requirements of the Wells Entities or their respective customers) using the Division’s systems, (d) the Division will deliver the merged and/or formatted credit reports and related products and services, or, if required, the unmerged and/or unformatted credit report and related products and services (the credit report and related products and services required to be delivered by the Division, the “CREDCO Report”), to the Wells Entity requesting such CREDCO Report, or its customer or designee, using the Division’s networks and systems (electronic or otherwise), (e) CREDCO Reports delivered by the Division may be private labeled in RRS’ name or the name of an RRS designee or a Wells Entity designee, (f) the Division will provide customer support services in connection with the CREDCO Reports, (g) the Division will provide technical support in connection with the CREDCO Reports, (h) the Division will provide product development services and product enhancements, whether requested by

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RRS, RELS, the Wells Entities or otherwise, (i) RRS will pay the Division $3.45 for each CREDCO Report which only involves the merging of credit reports pulled from at least two credit bureau repositories and $2.00 for each CREDCO Report which involves only the formatting and processing of a single credit report pulled from one of the three credit bureau repositories, (j) and $0.50 per report for batch or bulk servicing transactions, (k) the Division will bill RRS’ customers on behalf of RRS, collect payment from RRS’ customers, deduct therefrom any amounts owed the Division by RRS under the RRS Services Agreement and remit to RRS and/or RELS the balance, (l) RRS will pay the Division the allocations and direct charges described on Exhibit C and (m) RRS can terminate the RRS Services Agreement at any time.

WHEREAS, FARES and FADV (each, a “Party” and collectively, the “Parties”) have entered into that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), whereby FARES has agreed to contribute the Division to FADV (the “Transaction”); and

WHEREAS, in connection with the consummation of the Transaction, FARES desires to outsource performance of all of its obligations, covenants and agreements under the Support Agreement, the Service Bureau Agreement and the RRS Services Agreement to FADV, and FADV is willing to perform all obligations, covenants and agreements of FARES under the Support Agreement, the Service Bureau Agreement and the RRS Services Agreement.

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FARES and FADV agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Contribution Agreement.

2. Services. From and after the date hereof (the “Effective Date”), FADV shall, and shall cause its Affiliates to, on behalf of FARES, (a) fully perform all obligations, covenants and agreements of FARES under the Support Agreement for so long as the Support Agreement remains in effect (the “RESdirect Services”), (b) fully perform all obligations, covenants and agreements of FARES under the Service Bureau Agreement for so long as the Service Bureau Agreement remains in effect (the “RELS Services”) and (c) fully perform all obligations, covenants and agreements of FARES under the RRS Services Agreement (the “RRS Services” and collectively with the RESdirect Services and the RELS Services, the “Services”).

3. Performance. In providing Services hereunder, FADV shall, and shall cause its Affiliates to, (a) comply with applicable laws and regulations and the terms of the Support Agreement, the Service Bureau Agreement and the RRS Services Agreement, as applicable, and (b) act in a good faith commercially reasonable manner and at least in accordance with the standards for the provision of the Services used by FARES in the performance of the Services prior to the Effective Date. With respect to its obligation to prepare the financial statements of the credit division of RELS and its

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subsidiaries under the RRS Services Agreement, FADV agrees to deliver such financial statements to RELS within 6 Business Days of the end of each calendar month and within 8 Business Days of the end of each calendar year, which financial statements will be prepared in accordance with GAAP.

4. Payment. From and after the Effective Date and until the earlier to occur of the date (a) RELS dissolves or ceases to exist and (b) FARES or one or more of its Affiliates is no longer a member of RELS (such earlier date, the “Termination Date”), FARES shall, as full consideration for the performance of the Services, pay to FADV:

(i) within (1) 40 days following the end of each of the first, second and third calendar quarters of each year prior to the Termination Date and within 70 days following the end of the fourth calendar quarter of each year prior to the Termination Date if FADV or one of its Subsidiaries is not preparing the financial statements of the credit report division of RELS and its Subsidiaries (whether pursuant to the RRS Services Agreement or otherwise) or (2) 10 Business Days following the date on which FADV delivers to RELS the financial statements for each of the first, second and third calendar quarters and the full calendar year if FADV or one of Subsidiaries is preparing the financial statements of the credit report division of RELS and its Subsidiaries (whether pursuant to the RRS Services Agreement or otherwise), an amount in cash equal to the product of (A) the pre-tax income of RELS (as defined in accordance with GAAP, but excluding the effects of any depreciation or amortization of any asset purchased in connection with a Capital Expenditure (as defined below)) derived from the sale during the applicable calendar quarter (or, with respect to the first calendar quarter during which this Agreement is effective, the period between the Effective Date and the end of the calendar quarter in which the Effective Date occurs) of CREDCO Reports, less the amount of any capital expenditures made during the applicable calendar quarter (or, with respect to the first calendar quarter during which this Agreement is effective, the period between the Effective Date and the end of the calendar quarter in which the Effective Date occurs) by RELS in connection with the sale of CREDCO Reports acquired by RELS from FADV and/or its Subsidiaries (each such capital expenditure, a “Capital Expenditures”), and (B) the percentage interest in RELS collectively owned by FARES and/or its Affiliates as of the end of the applicable calendar quarter, and

(ii) within five Business Days of receipt thereof all amounts paid to FARES pursuant to the Support Agreement, the Service Bureau Agreement and the RRS Services Agreement for services provided by FADV and/or its Affiliates thereunder after the Effective Date.

5. Term. The term of this Agreement shall begin on the Effective Date and shall terminate (a) with respect to the performance of the RESdirect Services by FADV hereunder, on the earlier to occur of (i) the date the Support Agreement is terminated or is otherwise no longer in full force and effect in accordance with its terms and (ii) the Termination Date, (b) with respect to the performance of the RELS Services by FADV hereunder, on the earlier to occur of (i) the date the Service Bureau Agreement is

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terminated or is otherwise no longer in full force and effect in accordance with its terms and (ii) the Termination Date, and (c) with respect to the performance of the RRS Services by FADV hereunder, on the earlier to occur of (i) the date the RRS Services Agreement is terminated or is otherwise no longer in full force and effect in accordance with its terms and (ii) the Termination Date.

6. Enforcement of Rights. FARES shall use reasonable efforts to provide FADV with the rights and benefits under the Support Agreement, the Service Bureau Agreement and the RRS Services Agreement, including enforcement for the benefit of FADV and at FADV’s sole expense of any and all rights of FARES against RESdirect, RELS and RRS, respectively, arising out of any breach of the Support Agreement, the Service Bureau Agreement and/or the RRS Services Agreement by RESdirect, RELS and/or RRS, respectively, and if requested by FADV, acting as an agent on behalf of FADV or as FADV shall otherwise reasonably require; provided that FADV shall bear FARES’ reasonable out-of-pocket expenses and costs as such agent and shall indemnify FARES for actions taken or not taken as such agent. FARES for itself only (and not, for the avoidance of doubt, for any Affiliate, including, without limitation, RESdirect, RELS and RRS) will not agree to amend or modify, or agree to any waiver of any provision of, the Support Agreement, the Service Bureau Agreement or the RRS Services Agreement without the prior written consent of FADV.

7. Indemnity. FADV agrees to indemnify and hold FARES and its Subsidiaries, each of their Affiliates, and each of their respective officers, managers, employees, agents and any assignees and successors thereto, harmless, from and against any and all claims, losses, liabilities, damages, costs, disbursements, interest, and reasonable out-of-pocket expenses (including reasonable attorney fees) suffered, incurred or paid, directly or indirectly, as a result of or arising out of FADV’s or its Affiliates’ performance of FADV’s obligations under this Agreement. FARES agrees to indemnify and hold FADV and its Subsidiaries, each of their Affiliates, and each of their respective officers, managers, employees, agents and any assignees and successors thereto, harmless, from and against any and all claims, losses, liabilities, damages, costs, disbursements, interest, and reasonable out-of-pocket expenses (including reasonable attorney fees) suffered, incurred or paid, directly or indirectly, as a result of or arising out of FARES or its Affiliates’ performance of FARES’s obligations under this Agreement.

8. Cooperation; Assignment of Agreements; Financials.

(a) The Parties will cooperate in good faith to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, each Party will assist the other Party and furnish the other Party with such information and documentation as the other Party may reasonably request.

(b) In the event FARES desires to exercise its right, if any, to terminate the Support Agreement, the Service Bureau Agreement or the RRS Services Agreement, FARES shall no less than five Business Days prior to the date of such desired termination (the “Intended Termination Date”) provide FADV with notice of its desire to terminate such agreement, which notice shall specify the Intended Termination Date.

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FADV, by written notice to FARES delivered no later than one Business Day prior to the Intended Termination Date, may cause FARES to delay such termination for a period of 45 calendar days during which time FARES will use commercially reasonable best efforts (which efforts shall not require FARES to make any payment or forgo any right) to obtain the consent of the other parties to such agreement and any other necessary consents (including, without limitation, any consent of a Wells Entity required under RELS operating agreement or otherwise) to the assignment of such agreement to FADV. If such consent is obtained during such 45 calendar day period (or such longer period as FARES and FADV shall mutually agree), FARES shall assign to FADV (or its designee) all of FADV’s right, title and interest in and to such agreement and FADV shall assume and become responsible for all liabilities and obligations related thereto.

(c) At any time during the Term of this Agreement, FARES shall have the right to assign to FADV (and FADV shall assume FARES’s obligations under) the Support Agreement, the Service Bureau Agreement and/or the RRS Services Agreement, provided FARES has obtained the consent of the other parties thereto and any other necessary consents (including, without limitation, any consent of a Wells Entity required under RELS operating agreement or otherwise). FADV shall cooperate in the execution of any reasonably necessary documentation (including, without limitation, the execution of any assumption agreement) to effect any assignment contemplated by this Section 8(c).

(d) For any calendar month or calendar year during the Term during which FADV or one of its Subsidiaries does not prepare the financial statements of the credit report division of RELS and its Subsidiaries (whether pursuant to the RRS Services Agreement or otherwise), FARES will deliver to FADV an income statement for the credit report division of RELS, which income statement will describe, in accordance with GAAP, the revenues, expenses and income of RELS derived from, or incurred in connection with, the sale of CREDCO Reports by RELS and its Subsidiaries. FARES will deliver such income statement within 8 Business Days following the end of each such calendar month or 10 Business Days following the end of each such calendar year.

9. Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

(a)	If to FADV, to:

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

Facsimile:	(727) 214-3401
Attention:	John Long
Julie Waters

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(b)	If to FARES, to:

First American Real Estate Solutions, LLC

c/o The First American Corporation

1 First American Way

Santa Ana, California 92707

Facsimile:	(714) 800-3325
Attention:	Parker S.
Kennedy Kenneth D. DeGiorgio

or such other address or number as shall be furnished in writing by any such Party. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three (3) Business Days after deposit in the U.S. mail, postage prepaid; (ii) if sent by FedEx or other overnight delivery service, one (1) Business Day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

10. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that FADV may assign any of its rights and benefits (but not its obligations) hereunder to any of its wholly-owned Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

12. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein. This Agreement supersedes all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

13. Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

14. Extension; Waiver. This Agreement may not be amended, and none of its provisions may be modified, except expressly by a written instrument signed by the Parties. No failure or delay of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right, or any abandonment or discontinuance of steps to enforce such a power or right,

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preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by a Party of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

15. Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

17. Representations and Warranties. FARES represents and warrants as of the date hereof that (a) the agreements set forth on Exhibit A and Exhibit B are true, correct and complete copies of the Support Agreement and the Services Bureau Agreement, respectively, (b) that to its knowledge the third recital hereto is a true and correct summary of the RRS Services Agreement and (c) that the third recital hereto truly and accurately summarizes all of the pricing provision of the RRS Services Agreement.

*                     *                     *

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement, effective as of the Effective Date.

FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC

By:
Name:
Title:

FIRST ADVANTAGE CORPORATION

By:
Name:
Title:

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EXHIBIT A

MARKETING AND SUPPORT AGREEMENT

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EXHIBIT B

SERVICE BUREAU AGREEMENT

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EXHIBIT C

JOINT VENTURE ALLOCATIONS

The attached reflects the methodology employed to allocate common costs between First American Credco and the Joint Venture. Utilizing the nine common activity groups will result in greater efficiencies than would be realized by employing separate groups for Credco and the Joint Venture. These allocated costs are in addition to the direct costs incurred by the Joint Venture such as credit data, dedicated customer service/processing etc. The activity groups below are described in the following pages:

ACCOUNTING/FINANCE DEPARTMENT

ACCOUNTS RECEIVABLE DEPARTMENT

ACCOUNT SETUP DEPARTMENT

DATA MANAGEMENT DEPARTMENT

CONSUMER DISPUTES DEPARTMENT

CONSUMER SUPPORT DEPARTMENT

CIG ADMINISTRATION DEPARTMENT

MARKETING DEPARTMENT

INFORMATION SYSTEMS DEPARTMENT

STRATEGIC ARCHITECTURE INITIATIVES

SALES DEPARTMENT

PORTLAND PRODUCTION CENTER COSTS

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JOINT VENTURE ALLOCATIONS

Accounting/Finance Allocation:

The Accounting Allocation is based upon the percent of employees’ actual time dedicated to each business unit. Each employee completes a schedule showing the distribution of tasks they complete on a monthly basis and the percent of time involved for each division. Based on actual employee salaries, the various tasks completed are distributed into allocated dollars. The total monthly expense for the accounting department is allocated out to the various divisions based upon the total calculated percentages (95.00% and 5.00% in the example).

	Functions	Salaries	Percent of Task	Credco	Rels	$ Applied: Credco	$ Applied: Rels	Task Total
Doe, Jane	General Ledger Functions	$2,000.00	100%	100%	0%	2,000.00	0.00	2,000.00

	Totals		100%	100%	0%	2,000.00	0.00	2,000.00

Doe, John	Balance Sheet Certification	$2,500.00	45%	95%	5%	1,068.75	56.25	1,125.00
	Sales Tax Reports		30%	90%	10%	675.00	75.00	750.00
	Repository Relationships		25%	96%	4%	601.25	23.75	625.00

	Totals		100%	94%	6%	2,345.00	155.00	2,500.00

Blow, Joe	Management Reporting	$3,500.00	100%	93%	7%	3,255.00	245.00	3,500.00

	Totals		100%	93%	7%	3,255.00	245.00	3,500.00

Total		$8,000.00				7,600.00	400.00

Total Percent of Accounting Allocation:						95.00%	5.00%

Accounts Receivable Allocation:

The basis for the Accounts Receivable Allocation is the number of statements generated monthly. Individual operation centers have invoices generated for each account that they service. If the customer has a master summary bill, all branch invoices are accounted for in this total (Master Bill + Branch Invoices = Total). It is assumed that each statement receives the same amount of service (Billing, Collections and Customer Service) which are functions of the accounts receivable department, therefore, each business unit is assigned a percentage of the total statements according to their individual total. The total monthly expense incurred by Accounts Receivable is allocated to the various divisions based upon their percent of the total billings.

Functions	Total Statements	Credco Statements	Rels Statements	% Applied: Credco	% Applied: Rels	Task Total
A/R Generated Statements	10,000	9,500	500	95.00%	5.00%	100.00%
Totals				95.00%	5.00%	100.00%

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Percent of Accounts Receivable Expenses Allocated to Joint Venture:         5.00%

Account Setup Allocation:

Call volume is the methodology used to calculate the Account Setup Allocation. After the initial setup of new accounts, any questions pertaining to Account Setup will be logged into the Compliance Database. When entering an account into the database for a research call, update or adding a new customer, Account Setup goes into the Compliance Productivity Log. This contains a drop down box that has a list of cost centers with the names of each office. From there, Account Setup would select the appropriate cost center. At the end of the month a Metric Report is run, which provides the total number of calls (Research, Updates and Setup Calls) to Account Setup for the month. Each business unit is applied their percentage of the total volume. The total monthly expense incurred by Account Setup is allocated to the various divisions based upon their percent of the total calls.

Functions	Total Calls	Credco Calls	Rels Calls	% Applied: Credco	% Applied: Rels	Task Total
Research Calls	920	870	50	94.57%	5.43%	100.00%
Status Updates	965	895	71	92.69%	7.31%	100.00%
Adding New Customer Call	1,790	1,690	100	94.41%	5.59%	100.00%
Totals	3,675	3,455	221	94.00%	6.00%	100.00%

Percent of Account Setup Expenses Allocated to Joint Venture:					6.00%

Consumer Disputes Allocation:

Based upon the number of disputes received during the month, each business unit is assigned their portion of the total amount of disputes. Disputes received by fax, mail or by telephone are all included in the total number of disputes. The individual dispute is entered into the Disputes System and assigned a cost center based upon where the file originated. On a monthly basis, each cost center is assigned a percentage of the total disputes, which is used for the Consumer Disputes Allocation.

Functions	Total Disputes	Credco Disputes	Rels Disputes	% Applied: Credco	% Applied: Rels	Task Total
Faxed Disputes	105	98	7	93.33%	6.67%	100.00%
Mailed Disputes	147	137	10	93.20%	6.80%	100.00%
Telephoned Disputes	168	150	18	89.29%	10.71%	100.00%
Totals	420	385	35	91.67%	8.33%	100.00%

Percent of Consumer Disputes Expenses Allocated to Joint Venture:					8.33%

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Consumer Support Allocation:

The Consumer Support Allocation methodology is based upon call volume from consumers pertaining to their credit report. When accessing a report for research, status update or other questions, Consumer Support logs the cost center associated with the consumer’s report. At the end of the month, a report is run to provide the total number of calls to Consumer Support for the month. Each business unit is applied their percentage of the total volume.

Functions	Total Calls	Credco Calls	Rels Calls	% Applied: Credco	% Applied: Rels	Task Total
Research Calls	5,125	4,575	550	89.27%	10.73%	100.00%
Status Updates	7,175	6,525	650	90.94%	9.06%	100.00%
Miscellaneous Calls	8,200	8,170	30	99.63%	0.37%	100.00%
Totals	20,500	19,270	1,230	94.00%	6.00%	100.00%

Percent of Consumer Support Expenses Allocated to Joint Venture:					6.00%

CIG Administration Allocation:

The Credco CIG Administration Allocation is based upon the percent of executive’s and their support staff actual time dedicated to each business unit. These units are CIG Administration, Data Management, Compliance, Corporate Development and Rels/Credco Administration. Each employee completes a schedule showing the distribution of tasks they complete and the percent of time dedicated to each division. Based on salary information, the various tasks completed are distributed into allocated dollars for each of the employees. The total monthly expense is allocated out to the various divisions based upon the calculated percentages (93.00% and 7.00% in the example). The total administration allocation is determined from combining the result of the business unit allocations.

	Functions	Salaries	Percent of Task	Credco	Rels	$ Applied: Credco	$ Applied: Rels	Task Total
Doe, Jane	Sales/Retention	$11,000.00	100%	93%	7%	10,230.00	770.00	11,000.00

	Totals		100%	93%	7%	10,230.00	770.00	11,000.00

Doe, John	Repository Relations	$13,000.00	35%	96%	4%	4,361.20	188.80	4,550.00
	Strategic Planning		35%	94%	6%	4,277.00	273.00	4,550.00
	General Admin. Functions		30%	96%	4%	3751.80	148.20	3,900.00

	Totals		100%	95%	5%	12,390.00	610.00	13,000.00

Blow, Joe	Management of Operations	$10,000.00	100%	90%	10%	9,000.00	1,000.00	10,000.00

	Totals		100%	90%	10%	9,000.00	1,000.00	10,000.00

Total		$34,000.00				31,620.00	2,380.00

Total Percent of Credco CIG Administration Allocation:						93.00%	7.00%

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Marketing Allocation:

The Credco Marketing Allocation is based upon the actual hours worked by employees within the Marketing department multiplied by the hourly rate.

Information Systems Allocation:

The IS Allocation includes the IS Department and the Strategic Architecture Initiatives Department.

- Information Systems Department

The IS Department Allocation is driven by the total number of transactions, including re-accessed files, run through the system. The purpose of this allocation is to distribute the costs associated with the labor and hardware that the IS department provides. Rels is charged $.50 per transaction.

- SAI Allocation

The SAI Allocation allocates costs relating to various software upgrades. These include:

1. DataHQ Front End Project which is a complete rewrite of the Instant Merge software program.

2. DataHQ Back End Project which consists of enhancements to the current Mach 30+ system. There are three main modules:

a. Filenet Imaging is a comprehensive software solution for storing, managing and retrieving information of all types from many sources.

b. Customer Service Module will act as a collaborator to automate and improve the business processes between applications.

c. Product Fulfillment Module will replace the existing Mach30+ system and Instant Merge support.4ge application and enhance DataHQ’s Customer Support application used in the production centers.

3. Disaster Recovery consists of computer hardware purchases for a back up system.

Sales Expense Allocation:

The Sales Expense Allocation is derived by the total number of transactions for Credco and the Joint Venture combined. Eg: The Joint Venture has 11% of the total transaction volume and is therefore subjected to 11% of the field sales support, internal sales support and administrative sales support expenses. (There is a cap of 11% on this allocation). Our sales department acts as a liaison between Joint Venture Field Offices and CREDCO. They provide answers for specific credit questions, industry questions and other technical services needed by the branch offices.

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Functions	Total Transactions	Credco Transactions	Rels Transactions	% Applied: Credco	% Applied: Rels	Task Total
Credco & JV Transactions	330,000	310,200	19,800	89.00%	11.00%	100.00%
Totals				89.00%	11.00%	100.00%

Percent of Sales Expenses Allocated to Joint Venture:					11.00%

The sales department provides both internal and localized field based support at the branch level. Their responsibilities include customer account set-up of new branches, training on all credit related products and services including compliance and adherence to the FCRA, participation in credit and new home buyers seminars and general day to day support of the branch relationship with QCS. Support provided is constant and ongoing. Dedicated concentrated time is provided to support the training of new hires and loan officers at the branch level who require personal one on one training on basic credit reporting orientation. In addition, training includes the functional process of ordering, receiving and understanding the content of the credit report, risk scores and fraud messages. These activities are substantially increased during peak times of activity or turnover and when new products, formats and options are released. This group will also be the key driving force responsible for activation of all potential credit reporting business not currently directed to Credco.

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Portland Operations Center Costs (Order Processing & Customer Service Center)

A portion of the costs incurred in the Portland Operations Center are specifically identifiable to Credco and a portion are specifically identifiable to the JV. The remaining costs are allocated between Credco and the JV based on factors such as head count, square footage, revenue or transaction volume. Accounting cost centers are set up to record the direct and allocated expenses of Credco and the JV.

Specifically Identifiable Costs

Certain costs specifically identifiable to either Credco or the JV:

Credit Data (by specific subscriber code)

Salaries (100% of dedicated employees)

Incentives (100% of dedicated employees)

Payroll Taxes and Benefits (100% of dedicated employees)

Temporary Services (specific invoices)

Consulting Services

Travel (expense report for dedicated employees)

Marketing & Promotional

Courier & Postage

Dues – Service/social/technical

Legal fees

Licenses

Other expenses of lesser amounts which can be tied directly to Credco or the JV

(specific invoices)

Allocated Costs

Specific costs allocated based on Portland Operations Revenue include:

Salaries (shared employees)

Incentives (shared employees)

Payroll Taxes (shared employees)

Benefits (shared employees)

Travel and Lodging (shared employees)

Dues Memberships (shared employees)

Shared costs allocated based on headcount include:

Depreciation – Furniture & Computers

Equipment & Parts expensed

Repairs and maintenance

Leased equipment

Amortization of Software & Software Development

Property Taxes

Cafeteria/Lunchroom

LOSANGELES 411844 (2K)	C-7

Education and Training

Insurance

Staff Meals

Conventions/conferences

Office Supplies

Misc services and expenses

Shared costs allocated based on square footage include:

Rent – Office

Storage Unit Rent

Depreciation Leasehold Improv.

Clean/Janitorial Supplies

Interior Plant Expense

Utilities

Shared costs allocated based on transaction volume:

Telecommunication

Printing

LOSANGELES 411844 (2K)	C-8